Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
INTERNAP NETWORK SERVICES CORPORATION
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Internap Network Services Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is Internap Network Services Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 25, 2001 under the name Internap Delaware, Inc.

2.           This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.           The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

I.

The name of this Corporation (hereinafter called the “Corporation”) is INTERNAP NETWORK SERVICES CORPORATION.

II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful activity or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.          This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 80,000,000 shares of stock. Such shares shall be divided into two classes as follows:

(i)          60,000,000 shares of common stock (“Common Stock”), each having a par value of one-tenth of one cent ($0.001).

(ii)         20,000,000 shares of preferred stock (“Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

B.          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by a filing a certificate (a “Preferred Stock Designation”) pursuant to Delaware General Corporation Law (“DGCL”), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such Series And the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.          The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed as provided in Section (IV)(D)(3)(c) of this Certificate of Incorporation.

1.          BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each Class in accordance with a resolution or resolutions adopted by the Board of Directors. As of the first annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. As of the second annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. As of the third annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2.           REMOVAL OF DIRECTORS. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

3.          VACANCIES.

(a)         Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected or qualified. The stockholders may elect a director at any time to fill any vacancy not filled by the directors, subject to Section (V)(A)(4)(b) hereof.

(b)          If at any time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directions then in offices as aforesaid, which election shall be governed by Section 211 of DGCL.

B.          BYLAW AMENDMENTS. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66²/3%) of the voting power of all the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal the Bylaws by a resolution adopted by a majority of the directors.

C.          The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

D.          No action shall be taken by the stockholders of the Corporation except at an Annual Meeting or special meeting of the stockholders called in accordance with the Bylaws. Notwithstanding the foregoing, any action that may be taken or that is required by statute to be taken by the holders of the Company’s Series A Preferred Stock at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if taken in accordance with the procedures contained in the Bylaws.

E.           Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A.          No stockholder of this Corporation shall have, solely by reason of being a stockholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of Preferred Stock or by written agreement with this Corporation.

B.          In any election for directors of the Corporation, a holder of shares of any class or series of stock then entitled to vote has the right to vote in person or by proxy the number of shares of stock held thereby for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

VII.

A.          The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.          Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification

VIII.

A.          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders are granted subject to this reservation.

B.          Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66²/3%) of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VII and VIII of this Certificate of Incorporation.

4.           This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5.           This Restated Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Richard P. Dobb, its Chief Administrative Officer and General Counsel, this 26th day of February, 2010.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ Richard P. Dobb
Richard P. Dobb
Authorized Officer